Fox Rothschild, LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
OPINION ON LEGAL STATUS OF MEDICAL CANNABIS COMPANIES AND PSYCHEDELIC HEALTHCARE COMPANIES HELD BY THE DEFIANCE NEXT GEN ALTERED EXPERIENCE ETF

May 14, 2021
INTRODUCTION

Defiance ETFs, LLC (“Advisor”), acts as investment advisor to the Defiance Next Gen Altered Experience ETF (“Fund”) and has retained Fox Rothschild, LLP for the purposes of rendering this opinion for the benefit of the Fund and its shareholders and, in particular, has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investment in Medical Cannabis Companies and Psychedelic Healthcare Companies, both defined below.

Our opinion herein is expressed solely with respect to the Controlled Substances Act, 21 U.S.C.
§ 801, et seq. (“CSA”); the Money Laundering Control Act, 18 U.S.C. § 1956 (“MCA”); the Drug Paraphernalia Law contained in the CSA, 21 U.S.C. §863 (“DPL”), as well as, based on these laws as in effect on the date hereof and not the law of any other jurisdiction, and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.
Based upon our analysis, the applicable federal laws are the Controlled Substances Act (including the Drug Paraphernalia Law contained in therein) and Money Laundering Control Act. As described more fully below, our opinion is that the Fund and its shareholders will not violate either federal law and, as a result, will similarly not violate any state laws with respect to the Fund’s investments in companies that participate in the cannabis and psychedelic industries. This opinion is being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (“Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investment into the Fund violate the federal Controlled Substances Act or the Money Laundering Control Act.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Advisor and have not sought to independently verify such matters. For the purposes of this opinion, the Advisor supplied us with a list of companies in which the Fund may invest as of the date of this opinion (such list, the “Contemplated Fund Holdings”). 1 This opinion assumes that
1 For purposes of this letter and as of the date hereof, we have been instructed that the Contemplated Fund Holdings will include Cronos Group Inc., Aurora Cannabis Inc., COMPASS Pathways plc, Mind Medicine (MindMed) Inc.,

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

the Fund will invest in certain companies in accordance with the Fund’s publicly disclosed investment guidelines.

We have examined certain publicly available information regarding the companies that the Advisor informs us the Fund intends to invest as of the date of this opinion. Initially, we have examined the various business relationships/interests of the target investments to determine if their businesses violate the CSA2 or MCA by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States, or the production and/or sale of psychedelic products in the United States. In this regard, we have solely reviewed publicly available filings available through the United States Securities and Exchange Commission (“SEC”); SEDAR (which tracks companies listed on Canadian exchanges); and the Euronext Amsterdam that manages the European Options Exchange (“EOE”). We also examined if any of the target investments were subject to any actions/proceedings for violating the CSA and MCA solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the target investments with respect to their compliance with the laws of any country except as noted above in this paragraph.
This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

FACTUAL BACKGROUND FOR OPINION
Description of the Defiance Next Gen Altered Experience ETF’s principal investment strategy
The Fund’s principal investment strategy as presently stated in the Registration Statement or as otherwise represented to us by the Advisor is as follows:

Charlotte's Web Holdings, Inc., Seelos Therapeutics, Inc., Field Trip Health Ltd., Cybin Inc., Neptune Wellness Solutions Inc., The Supreme Cannabis Company, Inc., Corbus Pharmaceuticals Holdings, Inc., cbdMD, Inc., PharmaCielo Ltd., Zynerba Pharmaceuticals, Inc., Numinus Wellness Inc., Willow Biosciences Inc., Aleafia Health Inc., Cardiol Therapeutics Inc., MediPharm Labs Corp., and Red Light Holland Corp.
2 Marijuana and most psychedelics are Schedule 1 drugs under the CSA, and it is unlawful for a person to knowingly or intentionally manufacture, distribute, or dispense, or possess with the intent to manufacture, distribute, or dispense. 21 U.S.C. § 841(a)(1). Ketamine is a Schedule 3 drug under the CSA (https://www.dea.gov/drug- scheduling).

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

•The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the BITA Medical Psychedelics, Cannabis, and Ketamine Index (“Index” or “Underlying Index”). The Index is a rules-based index that tracks the performance of a portfolio of life sciences companies conducting federally legal medical activities in the psychedelics3, medical marijuana, hemp4, and cannabidiol (“CBD”)5 industries whose common stock or depositary receipts are listed on a U.S. or Canadian exchange.

•As of May 14, 2021, the Index was composed of 20 constituents. The Index was established in 2021 and is owned and maintained by BITA GmbH (“Index Provider”). The Index Provider partnered with the Fund’s investment adviser to co-develop the methodology used to determine the securities included in the Index.

•The Fund will generally use a “replication” strategy to achieve its investment objective, meaning the Fund will generally invest in all of the component securities of the Index in the same approximate proportions as in the Index. However, the Fund may use a “representative sampling” strategy, meaning it may invest in a sample of the securities in the Index whose risk, return, and other characteristics closely resemble the risk, return, and other characteristics of the Index as a whole, when the Fund’s sub-adviser believes it is in the best interests of the Fund (e.g., when replicating the Index involves practical difficulties or substantial costs, an Index constituent becomes temporarily illiquid, unavailable, or less liquid, or as a result of legal restrictions or limitations that apply to the Fund but not to the Index).

•To be eligible for inclusion in the Index, a company must have a minimum market capitalization of US$ 100 million, have a minimum free-float of 10% of its shares outstanding, and meet a minimum liquidity threshold.

3 Psychedelics, generally, are psychoactive substances that alter perception and mood and affect numerous cognitive processes. Psychedelics are often referred to as hallucinogens, and include, but are not limited to, among other things, psilocybin, peyote and mescaline, LSD, and MDMA. See https://www.dea.gov/taxonomy/term/321.
Ketamine, while sometimes labeled a psychedelic, and may have psychedelic effects, is considered by many more appropriately categorized as a dissociative drug. See https://www.drugabuse.gov/publications/research- reports/hallucinogens-dissociative-drugs/what-are-dissociative-drugs
4 Botanically, hemp and marijuana are both forms of cannabis and come from the same species of plant, Cannabis sativa, but from different varieties or “cultivars” that have been bred for different uses. While “marijuana” generally refers to the psychotropic drug that is high in delta-9-tetrahydrocannabinol (“THC”) content, growers cultivate low- THC hemp for use in the production of products, including foods and beverages, personal care products, nutritional supplements, fabrics, textiles, paper, construction materials, and other manufactured goods. Since December 2018, hemp (cannabis with less than .3% THC) is not specifically illegal under the CSA, though it remains subject to considerable regulation and may be illegal in some states.

5 CBD is a component of cannabis and when derived from federally legal hemp is itself federally legal under the CSA.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

•At the time of each semi-annual reconstitution and rebalance of the Index, an aggregate weight of 35% is assigned to Psychedelics Healthcare Companies6 and 65% is assigned to Medical Cannabis Companies7. Within each such segment, Index constituents will be weighted based on their market capitalization, subject to a maximum individual weight of 8%.
The Advisor has further represented to us that the following principles that are reflected in the Registration Statement’s Statement of Additional Information will be adhered to in selecting investments for the Fund:

•The Fund will not invest directly in or hold ownership in any companies that engage in cannabis or psychedelics related business unless legal under applicable national and local laws of the relevant jurisdiction, including U.S. federal and state laws. Accordingly, the Fund will not invest (directly or indirectly) in companies located in the United States if their cannabis or psychedelics related business activities are illegal under U.S. federal law, even if such activities are legal under state law. If U.S. federal law changes in the future and these cannabis or psychedelic related business activities become legal at the U.S. federal level, the Fund may begin investing in these U.S.-listed companies in accordance with the Fund’s investment objective and principal investment strategy. If, after acquiring the securities of a Cannabis Company or a Psychedelic Company, the Fund’s investment adviser identifies or becomes aware that the company no longer meets the Fund’s definition of Cannabis Company or a Psychedelic Company, respectively, the Fund will promptly sell that position.

“Legal under applicable national and local laws” refers to being permitted under the applicable (i) controlled substance or (ii) food, drug, and cosmetics, or equivalent laws and regulations under whose jurisdiction the company is subject that govern the cultivation, production or distribution, for medical or non-medical purposes, of cannabis in a particular country or produce, distribute, or sell psychedelic products for medical purposes. The Adviser reviews publicly available information related to the Underlying Index constituents for violations of eligibility criteria in connection with each quarterly and intra- quarter reconstitution of the Underlying Index as well as information relating to Medical Cannabis Companies and Psychedelic Healthcare Companies. If, after acquiring a company’s securities, the company, in the Adviser’s opinion, no longer meets the eligibility criteria, or if the Index Provider removes the company from the Underlying Index for failure to comply with laws, rules and regulations applicable to their business, the Fund will promptly sell that position, potentially at a time when it is disadvantageous to do so.

6 Psychedelic Healthcare Companies means companies included on the Index that have a business strategy focused on the psychedelics healthcare industry, including companies that are engaged in the research and development of psychedelics medicine and therapeutics and/or conducting clinical trials of psychedelic medicines, therapeutics, or healthcare treatments. As used herein, “Psychedelic Healthcare Companies” includes companies involved in the ketamine healthcare industry, even though ketamine may be more appropriately categorized a dissociative drug rather than a psychedelic drug.

7 Medical Cannabis Companies means companied included in the Index that engage in medical cannabis related activities.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

Detailed information on exchange traded securities utilized by the Fund
The Fund will invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange (“TSX”), TSX Venture Exchange (“TSX Venture”) and the EOE. The Canadian Stock Exchange (“CSE”) and Canada’s New Stock Exchange (“NEO”) do not meet these requirements as to Medical Cannabis Companies because they list securities for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under U.S. state law but not under U.S. federal law. Nonetheless, the Adviser will review said business of companies listed on such exchanges, and make an independent determination of compliance with all laws, rules, and regulations applicable to the business of companies. At this time, the Advisor has determined that two Psychedelic Healthcare Companies traded on the CSE and NEO – Field Trip Health Ltd. and Cybin Inc. – engage in psychedelic related businesses that are legal under applicable national and local law in the relevant jurisdictions, including U.S. federal and state laws, and therefore may be included in the Fund.

The NYSE, NYSE American, and NASDAQ are national securities exchanges that are registered with the SEC under Exchange Act Section 6. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC, pursuant to Exchange Act Section 12(b).

The TSX, and TSX Venture require compliance with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws.

Further information on each of these exchanges are as follows:

NYSE and NYSE American
The NYSE is a worldwide market that lists about 80% of U.S. securities.8 The NYSE acquired the American Stock Exchange in 2008 now known as NYSE-MKT. The NYSE Market is open to listing companies involved in the cannabis industry who are involved in biotech; investment in the industry outside of United States; the agricultural sector; and the real estate sector. United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – that is, the New York Stock Exchange LLC (equities and
8 See https://finance.zacks.com/companies-listed-new-york-stock-exchange-7015.html (last visited April 21, 2021).

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non- compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members' compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company's listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company's activity, Nasdaq largely relies on the risk factors and other disclosures made in the company's filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.9

TSX

The TSX is the 8th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (“Staff Notice”)10 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various

9 Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).

10 See Staff Notice 2017-0009 dated On October 16, 2017 available at http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and that financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.

TSX Venture

This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (“Bulletin”)11 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that, although a number of U.S. states have legalized the cultivation, distribution, or

11 See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/listings/tsx-and-tsxv- issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance-manual/tsxv- corporate-finance-bulletins.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions under the MCA.

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:
a.direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).
The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

EOE

The EOE was founded in 1978 in Amsterdam as a futures and options exchange. In 1983, it started a stock market index, called the EOE index, consisting of the 25 largest companies that traded on the Amsterdam Stock Exchange. In 1997, the Amsterdam Stock Exchange and the EOE merged, and, later in September 2000, this merged entity merged with several other European stock exchanges to form Euronext. Finally, in April 2007, Euronext merged with the NYSE Group to form NYSE Euronext.

LEGAL ANALYSIS

Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA and MCA in connection with the Fund’s proposed investment in the Contemplated Fund Holdings.12 The legal landscape in the cannabis and psychedelic industries is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

12 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

That said, based on our review of the case law and other authorities, we note the following:

•Federal prosecutors have considerable discretion to pursue potential cannabis and psychedelic related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on marijuana growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.13

•We have reviewed examples of U.S. exchange listed companies that have invested or are investing in Canadian Cannabis Companies (“Cannabis Companies” being defined below), and, to date, we have not found public records showing corresponding action by the United States Department of Justice (“DOJ”).14 In August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the NYSE, invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

•We have reviewed two open-end investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) with principal investment strategies of investing in Cannabis Companies. Initially, the ETFMG Alternative Harvest ETF, publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in exchange- listed common stock, corresponding American Depository Receipts (“ADRs”) and Global Depository Receipts (“GDRs”) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including industrial hemp, or the legal production, marketing or distribution of cannabis, including industrial hemp, products for medical or non-medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”15 Additionally, the American Growth Fund Series

13 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery- and-conspiracy.

14 This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, but rather it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

15 ETFMG Alternative Harvest ETF’s Summary Prospectus dated January 29, 2021 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/0001467831/000121390021005207/s130163_497k.htm.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

Two has as its principal investment strategy to invest “in exchange-traded equity securities of companies engaged in legal cannabis and hemp related businesses.”16

•Further, we have reviewed examples of other investment companies registered under the 1940 Act with investments in Cannabis Companies. For example, the Vanguard Developed Markets Index Fund held, at the very least, each of the following Cannabis Companies as of January 31, 2021: Aphria, Inc., Aurora Cannabis Inc., Canopy Growth Corp and Cronos Group Inc.17

•Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA and/or conspiracy to violate the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country such as Canada and Europe, and (ii) if investment in the Contemplated Fund Holdings would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis and the proposed investments contemplate the purchase of securities on secondary markets in, for example, Canada and Europe. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA in the manner outlined above as to any of the Contemplated Fund Holdings, but we can make no guarantee as to whether any such extension will occur.

Our opinion focuses on the CSA, MCA, and DPL and, based on the current status of state laws regarding marijuana and psychedelic drugs as of the date of this opinion, it is our view that the CSA, MCA and DPL are more stringent than state laws. Therefore, it is our opinion that, if the Fund complies with the CSA, MCA and DPL, then in addition to not violating the CSA, MCA and DPL, the Fund will not be aiding and abetting the violation of or conspiring to violate these federal laws and will meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana or the production or sale of psychedelics in the U.S.

16 American Growth Fund Series Two’s Summary Prospectus dated November 30, 2020 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/0000005138/000000513820000083/summprosagcf113020.htm. Separately, Foothill Capital Management launched the Cannabis Growth Fund whose primary investment objective is to invest primarily in exchange listed equity securities of companies in the cannabis industry. See https://www.sec.gov/Archives/edgar/data/1587982/000139834420011854/fp0053027_497k.htm.

17 A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of January 31, 2021, is available at https://investor.vanguard.com/mutual-funds/profile/overview/VDVIX/portfolio-holdings.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

I.FEDERAL LAW

A.Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.18 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.19 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”20 “This broad discretion ... is particularly ill-suited to judicial review.”21 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.22
Regarding business organizations, such as the Fund, the United States Justice Manual, promulgated by the DOJ, and previous versions referred to as the United States Attorney’s Manual, provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:23
•The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

•The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

•The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

•The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

•The existence, effectiveness, and enforcement of the business organization's pre-existing compliance program;

18 See 21 U.S.C §§ 822(a) and 812(c).

19 Oyler v. Boles, 368 U.S. 448 (1962).

20 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

21 Wayte v. United States, 470 U.S. 598, 607 (1985).

22 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

23 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-
28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

•The business organization’s timely and voluntary disclosure of wrongdoing;
•The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;
•Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;
•The adequacy of remedies such as civil or regulatory enforcement actions; and
•The adequacy of the prosecution of individuals responsible for the business organization's malfeasance.
B.DOJ Position on Enforcement of Federal Marijuana Laws
During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.
Most notably, in 2013, Deputy Attorney General Cole released a memorandum24 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

•Preventing the distribution of marijuana to minors;
•Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;
•Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;
•Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
•Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

24 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement
(Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

•Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
•Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and
•Preventing marijuana possession or use on federal property.
The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law and could not be used as a defense in a federal criminal proceeding, but rather it only reflected a policy subject to change at any time.

In January 2018, Attorney General Jeff Sessions issued a new memorandum (“Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”25 The Sessions Memo reinforced the inherent prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions.26
At this time, it is unclear as to the DOJ’s position under the Biden Administration, or the form the DOJ’s position will, ultimately, take toward the enforcement of federal cannabis laws.27 During his confirmation hearing on February 22, 2021, U.S. Attorney General, The Honorable Merrick Garland, testified that the limited resources of the Department of Justice will not be expended to pursue those in compliance with state-regulated cannabis programs, although he did not commit
25 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

26 On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo remained in effect, during his confirmation process, Attorney General Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” See https://www.vox.com/policy-and-politics/2019/1/28/18200982/marijuana- legalization-trump-jeff-sessions-william-barr. Separate and apart from these pronouncements, Congress has since 2014 withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to, among other things, prosecute state-compliant medical marijuana businesses and individuals involved in those businesses.

27 See https://www.forbes.com/sites/irisdorbian/2021/01/27/new-bidenharris-administration-has-some-cannabis- professionals-feeling-hopeful-but-cautious/?sh=4271a4894663; see also https://nsac.law.miami.edu/merrick- garland-views-marijuana-guns/ (Attorney General Garland’s views on marijuana appear to be dictated by the science). This has led some commentators to suggest the DOJ will be more accommodating to the cannabis (and, potentially, the psychedelic) industry as well. See https://www.greenentrepreneur.com/article/366690.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

to reinstituting the Cole Memorandum, and, thus, there is no guarantee regarding the ultimate position of the Biden Administration DOJ.28
Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian Cannabis Companies, or are Canadian Cannabis Companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on NASDAQ. Similarly, we have not identified any public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis.29 Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by these U.S. publicly traded Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.30
Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Contemplated Fund Holdings being considered for investment are engaged in any illegal cannabis business in the U.S. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Contemplated Fund Holdings for a violation of the CSA and/or MCA. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, Euronext, and Bloomberg Law Docket.
Based on our review of the Registration Statement and Contemplated Fund Holdings, in our opinion the Fund will not violate the CSA, will not aid and abet a violation of the CSA, and, thus, will not have conspired to violate the CSA, or be subject to DOJ marijuana enforcement based on its investment in the Contemplated Fund Holdings.
C.DOJ Position on the Enforcement of Federal Psychedelic Drug Laws

The Psychedelic Healthcare Companies listed in this opinion are, to our knowledge, currently engaged in the research and development of certain psychedelic therapeutic treatments. All of the
28 See https://www.marijuanamoment.net/marijuana-enforcement-is-a-perfect-example-of-racial-discrimination- biden-ag-pick-garland-says/.

29 Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf.

30 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments- fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

Psychedelic Healthcare Companies conducting this research and development are operating within the lawful parameters established by federal statute to engage in such research and development. In fact, these companies are acting in conformity with traditional and well-settled statutory and regulatory guidance promulgated by the FDA and DOJ, in the applicable jurisdictions where they conduct their business. Such conformity includes with respect to all FDA regulations concerning the research, development, and production of psychedelic products in foreign countries.

Moreover, there are multiple U.S. exchange-listed companies that either are investing in psychedelic therapeutic companies, or are psychedelic therapeutic companies themselves, such as Compass Pathways PLC31 and Mind Medicine, Inc.,32 both traded on the Nasdaq. These and similar companies are working legally on the therapeutic development of psychedelic substances such as Psilocybin, LSD, MDMA and DMT.

Commentators have suggested that the FDA may approve in 2021 certain psychedelic therapeutics.33 However, there is no guarantee the FDA will grant any such approval or if granted that certain states will go along with the FDA approval.34 Additionally, Oregon, as well as certain American cities, have decriminalized or approved the use of particular psychedelic products within in those jurisdictions.35 Ketamine, while more traditionally categorized a dissociative rather than a psychedelic drug, is approved by the FDA for certain therapeutics and is distributed by more “traditional” companies such as Johnson & Johnson (publicly traded on the NYSE).36
Based on our review of the Registration Statement and Contemplated Fund Holdings, in our opinion the Fund will not violate the CSA, will not aid and abet a violation of the CSA, and, thus, will not have conspired to violate the CSA, or be subject to DOJ psychedelic enforcement based on its investment in the Contemplated Fund Holdings.

II.THE CSA
Under Section 841(a) of the CSA,37 it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense,
31 https://ir.compasspathways.com/news-events/sec-filings-annual-reports.
32 Trading commenced on the Nasdaq on April 27, 2021 (https://mindmed.co/news/press-release/mindmed-to- commence-trading-on-nasdaq/).

33 See https://maps.org/policyreform/.

34 Id.

35 See https://psychedelic.support/resources/psychedelics-legalization-decriminalization/.

36 https://www.forbes.com/sites/elliekincaid/2019/03/05/fda-approves-johnson--johnsons-ketamine-derived-drug- for-treatment-resistant-depression/?sh=416c756b3e03.

37 On December 20, 2018, the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill) was signed into law. Pursuant to this law, hemp (defined as the Cannabis Sativa L. plant with .3% or less of THC per dry weight) and products derived from hemp, such as CBD isolates and full spectrum CBD with a THC level of .3% or less, are no longer controlled substances under the CSA.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

a controlled substance ”38 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.39 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.40
Based purely on the plain language of the Fund’s Registration Statement and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing, production or sale of cannabis or psychedelics in the U.S. in violation of the CSA. According to the Registration Statement, the Fund is also not preparing or otherwise seeking to distribute marijuana or psychedelics itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating and supporting the cannabis and psychedelics industry.

Based on the foregoing and as also noted in Section I above, it is our opinion that the Fund will not violate Section 841(a) or Section 846 of the CSA, will not aid and abet a violation of Section 841(a) of the CSA or conspire to violate the CSA under Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana or sale of psychedelics in the U.S.

III.THE DPL
Pursuant to the Drug Paraphernalia Law contained in the CSA, 21 U.S.C. § 863, it is unlawful to sell, import/export, or to transport “drug paraphernalia.” The DPL defines “drug paraphernalia as “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance…” 21 U.S.C. § 863(d). The critical inquiry in determining whether a product will meet the drug paraphernalia definition is for what the product is “primarily intended.” The United States Supreme Court has held that whether products are “primarily intended” to be drug paraphernalia must be analyzed as an objective standard and that the phrase “refers generally to an item's likely use.” Posters 'N' Things, Ltd. v. United States, 511 U.S. 513, 521 (1994). A more recent federal appellate court decision clarified that items that have a variety of legal uses, which are not specifically designed and manufactured to make and consume controlled substances, are not necessarily considered drug paraphernalia under the DPL without strong evidence indicating

38 21 U.S.C. § 841(a)(1).

39 21 U.S.C. § 802(15).

40 21 U.S.C. § 846.

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

otherwise. See United States v. Romans, 823 F.3d 299, 318 (5th Cir. 2016) (in holding that a hydroponic system did not meet the definition of “drug paraphernalia” the court reasoned that it was not “clearly and directly related to the production, distribution, or consumption of drugs.”). As a result, entities that manufacture products that have legal uses other than primarily for the consumption of controlled substances should not violate the DPL. Based upon the information reviewed as noted herein as of the date of this opinion, the Contemplated Fund Holdings are not selling products that are primarily intended for the illegal use of a controlled substance.

Based on the foregoing, it is our opinion that the Fund will not violate Section 863 of the DPL, will not be liable for aiding and abetting a violation of Section 863 of the DPL or be liable for conspiring to violate Section 863 of the CSA because the Fund will not invest in any company whose business is “primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance” in violation of the CSA.

IV.COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS
In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:
[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity- with the intent to promote the carrying on of specified unlawful activity. . .41
The MCA further provides:

Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States--with the intent to promote the carrying on of specified unlawful activity. . .42
According to the Registration Statement, the Fund will not invest in a company that engages in the cultivation, production or distribution of marijuana or psychedelics in the U.S. unless and until such time as the cultivation, production or distribution of such products become legal under U.S. federal law, and will only invest in said companies if they comply with U.S. laws. Moreover, because the Fund only invests in companies that require compliance with applicable U.S. federal laws, the Fund would not have reason to believe that the purchase and sale of securities of Contemplated Fund Holdings would represent the proceeds of unlawful activity.

41 18 U.S.C. § 1956(a)(1)-(A)(i).

42 18 U.S.C. § 1956 (a)(2)-(A).

Legal Opinion prepared for the Defiance Next Gen Altered Experience ETF
May 14, 2021

Based on the foregoing, in our opinion the Fund’s investment activity will not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) or constitute aiding and abetting an offense under the MCA because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

V.NO CONSPIRACY TO VIOLATE THE MCA

Under the MCA, whoever “conspires to commit any offense defined in [section 1956] or section 1957 shall be subject to the same penalties as those prescribed for the offense the commission of which was the object of the conspiracy.” 18 U.S.C. § 1956(h). A conspiracy to violate the MCA requires that the actor’s objective must be to conduct a financial transaction involving the proceeds of a specified unlawful activity. See United States v. Garcia, 587 F.3d 509, 515 (2nd Cir. 2009). There cannot be a conspiracy to violate the MCA if there is not an underlying unlawful activity.

Based on the foregoing, in our opinion the Fund’s investment activity will not constitute a conspiracy to violate the MCA because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,
Fox Rothschild, LLP